Exhibit 3

THE COMBINED MASTER RETIREMENT TRUST

THREE LINCOLN CENTRE

5430 LBJ FREEWAY

SUITE 1700

DALLAS, TEXAS 75240-2697

TELEPHONE: (972) 233-1700

TELEPHONE FACSIMILE: (972) 448-1445

J. Mark Hollingsworth

Trust Counsel

(972) 450-4251

November 14, 2012

Precision Castparts Corp.
Roger A. Cooke	Via Email: rcooke@precastcorp.com
Senior Vice President, General Counsel & Secretary
4650 SW Macadam Ave. #400
Portland, OR 97239-4262

Dear Mr. Cooke:

Reference is hereby made to that certain Support Agreement dated as of November 9, 2012 among Precision Castparts Corp. (“Parent”), ELIT Acquisition Sub Corp., and certain stockholders of Titanium Metals Corporation (the “Company”) set forth on Schedule 1 thereto (the “Support Agreement”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Support Agreement.

As required by Section 9 of the Support Agreement, this letter will confirm to you that Contran Corporation, on behalf of itself and the other Executing Stockholders, has requested The Combined Master Retirement Trust (the “CMRT”), to enter into an agreement with Parent and Purchaser to tender all of the Common Shares in the Company owned by the CMRT in the Offer.

Please be advised that, subject to the exercise of the CMRT’s fiduciary duties on behalf of its constituencies, and other relevant considerations, the CMRT, through the duly authorized action of its Subtrust Committee, intends to tender any Common Shares of the Company that it owns, free and clear of any liens or encumbrances, in accordance with the terms and conditions of the Offer (to conform in all respects to the Offer terms as set forth in the Merger Agreement), subject to the Offer commencing on or before November 20, 2012.

Sincerely yours,

J. Mark Hollingsworth
Trust Counsel

cc:	Stoel Rives LLP

900 SW First Ave., Suite 2600

Portland, OR 97204

ATTN: Ruth Beyer (via email: rabeyer@stoel.com)

O’Melveny & Myers LLP

7 Times Square

New York, NY 10036

ATTN: Doron Lipshitz (via email: dlipshitz@omm.com)

Baker Botts LLP

2001 Ross Avenue

Dallas, TX 75225

ATTN: Neel Lemon (via email: neel.lemon@bakerbotts.com)